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                                                                   Exhibit 99.1

                   INSTRUCTIONS FOR USE OF AMF BOWLING, INC.

                              RIGHTS CERTIFICATES

             CONSULT D. F. KING & CO., INC. OR YOUR BANK OR BROKER
                              AS TO ANY QUESTIONS

   The following instructions relate to a rights offering (the "Rights Offering") by AMF Bowling, Inc., a Delaware corporation (the "Company"), to the holders of its common stock, par value $0.01 per share (the "Common Stock"), as described in the Company's prospectus dated June 28, 1999 (the "Prospectus"). Holders of record of shares of the Common Stock at the close of business on July 7, 1999 (the "Record Date") are receiving .4698 transferable subscription rights (collectively, the "Rights") for each share of the Common Stock held by them on the Record Date. Each whole Right is exercisable, upon payment of $5.00 in cash (the "Subscription Price"), to purchase one share of the Common Stock (the "Basic Subscription Privilege"). In addition, subject to the proration described below, each Rights holder who fully exercises the Basic Subscription Privilege also has the right to subscribe at the Subscription Price for additional shares of Common Stock (the "Over-Subscription Privilege"). The shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that all the shares of Common Stock are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date, as defined below. If the shares of Common Stock so available (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Over-Subscription Privilege, the available shares will be allocated pro rata among Rights holders exercising their Over-Subscription Privileges in proportion to the number of shares each such Rights holder has purchased pursuant to his or her respective Basic Subscription Privilege subject to a maximum of $140 million; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such Rights holder subscribed for pursuant to the exercise of such Rights holder's Over-Subscription Privileges, then such Rights holder will be allocated only such number of Excess Shares as such Rights holder subscribed for, and the remaining Excess Shares will be allocated among all other Rights holders exercising Over-Subscription Privileges. In addition, subject to proration and the condition described below, if any shares of Common Stock are not purchased by Rights holders pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege and the total subscription prices for Rights exercised pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege do not equal or exceed $120 million, any Rights holder fully exercising his Basic Subscription Privilege may purchase up to a number of shares of Common Stock the total subscription price for which, when added to the subscription prices paid by all rights holders exercising their Basic Subscription Privileges and their Over-Subscription Privileges, equals $120 million, subject to the specified maximum amount of shares which the Rights holder indicates he will purchase in exercising his Conditional Over-Subscription Privilege and subject to proration (the "Conditional Over-Subscription Privilege") as described in the Prospectus. If the shares of Common Stock (the "Second Excess Shares") available to reach a total of $120 million in Subscription Prices are not sufficient to satisfy all subscriptions pursuant to the Conditional Over-Subscription Privilege, the Second Excess Shares will be allocated pro rata among Rights holders exercising their Conditional Over-Subscription Privilege in proportion to the number of Shares each such Rights holder has purchased pursuant to his Basic Subscription Privilege and his Over-Subscription Privilege. If such pro rata allocation results in the allocation to a Rights holder of a greater number of shares than the maximum number of Second Excess Shares such holder subscribed for pursuant to the Conditional Over-Subscription Privilege, then such holder will be allocated no more than the maximum number of shares the holder so subscribed for. The remaining Second Excess Shares will be allocated among all other holders exercising their Conditional Over-Subscription Privilege.

   No fractional Rights or cash in lieu thereof will be issued or paid. The number of total Rights distributed to each stockholder by the Company has been rounded up to the nearest whole number in order to avoid issuing fractional Rights. Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date; provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

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   The Rights will expire at 5:00 p.m., New York City time, on July 28, 1999, unless such time or date is extended as described in the Prospectus (the "Expiration Date"). The Rights are listed for trading on the New York Stock Exchange under the symbol "PINRT."

   The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the appropriate form or forms on your Rights Certificate and returning it to the Subscription Agent in the envelope provided.

   YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT, EXCEPT UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS.

1. Subscription Privilege.

   To exercise Rights, complete Form 1 and deliver your properly completed and executed Rights Certificate, together with payments in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege, the Over-Subscription Privilege and the Conditional Over-Subscription Privilege, to the Subscription Agent.

   Payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for by (a) certified or personal check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order payable to: ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, or (b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Attention: ChaseMellon Shareholder Services, Reorg Rights Account No. 323-859569 (AMF Bowling). The Subscription Price will be deemed to have been received by the Subscription Agent only upon
(i) the clearance of any uncertified check, (ii) the receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) the receipt of collected funds in the Subscription Agent's account referred to above.

   If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

   Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery") from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an "Eligible Institution"), to be received by the Subscription Agent at or prior to the Expiration Date, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of Rights being exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three New York Stock Exchange trading days of the Notice of Guaranteed Delivery.

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Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent, at the address, or by calling the telephone number, indicated below.

   Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights and the Over-Subscription Privilege or the Conditional Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company on a Nominee Holder Certification Form, in connection with the exercise of the Over-Subscription Privilege or the Conditional Over-Subscription Privilege, as applicable, as to the aggregate number of Rights that have been exercised, and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege or the Conditional Over-Subscription Privilege, as applicable, by each beneficial owner of Rights on whose behalf such nominee holder is acting. If more shares of the Common Stock are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, such shares will be allocated, as described above, among persons exercising the Over-Subscription Privilege in proportion to such persons' exercise of Rights pursuant to the Basic Subscription Privilege. If more shares of the Common Stock are subscribed for pursuant to the Conditional Over-Subscription Privilege than are available for sale, such shares will be allocated, as described above, among persons exercising the Conditional Over-Subscription Privilege in proportion to such person's exercise of Rights pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

   The address and telecopier numbers of the Subscription Agent are as follows:


         By Courier:                                  Registered Mail:                                  By Hand:
ChaseMellon Shareholder Services, L.L.C.     ChaseMellon Shareholder Services, L.L.C.       ChaseMellon Shareholder Services, L.L.C.
 85 Challenger Road--Mail Drop-Reorg                  Post Office Box 3301                        120 Broadway, 13th Floor
     Ridgefield Park, NJ 07660                      South Hackensack, NJ 07606                     New York, NY 10271
Attention: Reorganization Department           Attention: Reorganization Department        Attention: Reorganization Department

                             Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (201) 296-4293

                     To confirm receipt of facsimile only:
                                (201) 296-4860

   The address and telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation are as follows:

                            D. F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8532

   If you exercise less than all of the Rights evidenced by your Rights Certificate by so indicating on Form 1 of your Rights Certificate, you may either (a) use Form 2 to transfer your remaining unexercised Rights (but no fractional Rights) to a designated transferee or to assign them to a bank or broker to sell for you, (b) use Form 3 to direct the Subscription Agent to attempt to sell the unexercised Rights (but no fractional Rights) , (c) attach separate instructions for the Subscription Agent directing an alternate disposition of your unexercised Rights (which instructions must be guaranteed by an Eligible Institution) or (d) the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights (see Paragraph 4 of these "Instructions For Use of AMF Bowling, Inc. Rights Certificate"). However, if you choose to have a new Rights Certificate sent to you, you may not receive any such new Rights Certificate in sufficient time to permit you to exercise, assign, transfer or sell the Rights evidenced thereby. If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Privilege with respect to the

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maximum number of whole Rights which may be exercised for the Subscription
Price payment transmitted or delivered by you, and to the extent that the Subscription Price payment transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificate(s) transmitted or delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of the Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares a Rights holder may purchase pursuant to the Over-Subscription Privilege. If the maximum number of shares of Common Stock to be subscribed for pursuant to the Conditional Over-Subscription Privilege is not specified and the amount enclosed or transmitted exceeds the aggregate Subscription Price for all shares which may be purchased pursuant to the Basic Subscription Privilege and were purchased pursuant to the Over-Subscription Privilege represented by this Rights Certificate (the "Second Subscription Excess"), the Rights holder exercising this Rights Certificate shall be deemed to have exercised the Conditional Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Second Subscription Excess by the Subscription Price, subject to the provision that the Conditional Over-Subscription Privilege requests will be honored only if and to the extent that the aggregate Subscription Prices paid with respect to exercises of Basic Subscription Privileges and the Over-Subscription Privileges by all holders of Rights do not equal or exceed $120 million.

2. Conditions to Completion of the Rights Offering.

   There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights expire.

3. Delivery of Common Stock.

   The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary on Form 4.

   (a) Basic Subscription Privilege. As soon as practicable after the valid exercise of the Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

   (b) Over-Subscription Privilege and Conditional Over-Subscription Privilege. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege or the Conditional Over-Subscription Privilege, as applicable, the number of shares of Common Stock allocated to such Rights holder pursuant to the Over-Subscription Privilege or the Conditional Over-Subscription Privilege, respectively. See "The Rights Offering--Subscription Privileges" in the Prospectus.

   (c) Cash Payments. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege or the Conditional Over-Subscription Privilege any excess funds, without interest or deduction, received in payment of the Subscription Price for each share of the Common Stock that is subscribed for by, but not allocated to, such Rights holder pursuant to the Over-Subscription Privilege or the Conditional Over-Subscription Privilege.

4. To Sell or Transfer Rights.

   (a) Sale of All Rights through a Broker, Dealer or Nominee. To have a broker, dealer or nominee sell all the unexercised Rights (but no fractional Rights) evidenced by a Rights Certificate for you, so indicate on Form 2 and deliver your properly completed and executed Rights Certificate to your broker, dealer or nominee. Your Rights Certificate should be delivered to your broker, dealer or nominee in ample time for it to be processed by the Subscription Agent. If Form 2 is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such

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Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

   (b) Sale of Less than All Unexercised Rights through a Broker, Dealer or Nominee. Because your broker, dealer or nominee cannot issue Rights Certificates, if you wish to sell less than all of the unexercised Rights (but no fractional Rights) evidenced by a Rights Certificate, so indicate on Form 2, and either you or your broker, dealer or nominee must separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Rights (but no fractional Rights) not sold. Such instructions should be accompanied by a stock power authorizing such transfer and should be guaranteed by an Eligible Institution. Alternatively, you or your broker, dealer or nominee must first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 of these instructions. Each Rights Certificate evidencing the number of Rights you intend to sell can then be transferred by your broker, dealer or nominee in accordance with the instructions in Paragraph 4(a).

   (c) Transfer of All or Less than All Unexercised Rights to One Designated Transferee. To transfer all of your unexercised Rights to a designated transferee other than a broker, dealer or nominee, you must complete Form 2 in its entirety, execute the Rights Certificate and have your signature guaranteed by an Eligible Institution. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Rights (but no fractional Rights) to one designated transferee, execute the Rights Certificate and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Rights not transferred. Such instructions should be accompanied by stock power(s) authorizing such transfer(s) and should be guaranteed by an Eligible Institution. If no such instructions are received, the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights. If Form 2 is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

   (d) Transfer of All or Less than All Unexercised Rights to More than One Designated Transferee. Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Rights (but no fractional Rights) evidenced by your Rights Certificate to more than one designated transferee, so indicate one such transfer on Form 2 and separately instruct the Subscription Agent as to the action to be taken with respect to the remaining unexercised Rights. Such instructions should be accompanied by power(s) authorizing such transfer(s) and should be guaranteed by an Eligible Institution. Alternatively, you can divide your Rights Certificate into Rights Certificates of appropriate smaller denominations by following the instructions in Paragraph 5 below. Each Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in Paragraph 4(c).

   (e) Sale of All Unexercised Rights Through the Subscription Agent. To sell all unexercised Rights (but no fractional Rights) evidenced by a Rights Certificate through the Subscription Agent, so indicate on Form 3 and deliver your properly completed and executed Rights Certificate to the Subscription Agent. The Subscription Agent's obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m., New York City time, on July 15, 1999, the fifth business day before the Expiration Date. If the Subscription Agent cannot sell your Rights by 5:00 p.m., New York City time, on July 19, 1999, the third business day before the Expiration Date, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent's hand delivery address provided on page 3.

   (f) Sale of Less than All Unexercised Rights Through the Subscription Agent. If you wish to sell less than all of the unexercised Rights (but no fractional Rights) evidenced by a Rights Certificate, so indicate on Form 3 and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised

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Rights not sold. Such instructions should be accompanied by power(s)
authorizing such transfer(s) and should be guaranteed by an Eligible Institution. Alternatively, you may have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. The Rights Certificate evidencing the number of unexercised Rights you intend to transfer can then be transferred by following the instructions in Paragraph 4(e). If the Subscription Agent sells any of your Rights, such Rights will be deemed to have been sold at the weighted average sale price of all Rights sold by the Subscription Agent, less your pro rata portion of any applicable brokerage commissions, taxes and other expenses. Promptly following the Expiration Date, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Rights sold. The Subscription Agent's obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m., New York City time, on July 21, 1999, the fifth business day before the Expiration Date. If the Subscription Agent cannot sell your Rights by 5:00 p.m., New York City time, on July 23, 1999, the third business day before the Expiration Date, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent's hand delivery address provided on page 3.

5. To Have a Rights Certificate Divided into Smaller Denominations.

   Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided), signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may assign your unexercised Rights to a bank or broker to effect such actions on your behalf. YOUR SIGNATURE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION IF ANY OF THE NEW RIGHTS CERTIFICATES ARE TO BE ISSUED IN A NAME OTHER THAN THAT IN WHICH THE OLD RIGHTS CERTIFICATE WAS ISSUED. Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificate(s) in time to enable the Rights holder to complete a sale, exercise or transfer by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

   Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

6. Execution.

   (a) Execution by Registered Holder(s). The signature on the reverse of the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

   (b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority.


                                       6
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   (c) Signature Guarantees. Your signature must be guaranteed by an Eligible
Institution if you wish to have a broker, dealer or nominee or the Subscription Agent sell less than all of your unexercised Rights, as specified in Paragraphs 4(b) and/or 4(f), or to transfer all or less than all of your Rights to any designated transferee(s) other than a broker, dealer or nominee, as specified in Paragraphs 4(c) or 4(d) above, or if you specify special payment or delivery instructions pursuant to Form 4.

7. Method of Delivery.

   The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Date.

8. Special Provisions Relating to the Delivery of Rights Through The Depository Trust Company.

   In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege (but not the Over-Subscription Privilege) may be effected by instructing DTC to transfer Rights (such Rights being "DTC Exercised Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege. The Over-Subscription Privilege and the Conditional Over-Subscription Privilege in respect of DTC Exercised Rights may not be exercised through DTC. The holder of a DTC Exercised Right may exercise the Over-Subscription Privilege and the Conditional Over-Subscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent at or prior to the Expiration Date, a DTC Participant Over-Subscription Exercise Form or a DTC Participant Conditional Over-Subscription Exercise Form and a Nominee Holder Certification Form, available from the Subscription Agent, together with payment of the appropriate Subscription Price for the number of shares of Common Stock for which the Over-Subscription Privilege or the Conditional Over-Subscription Privilege is to be exercised.

   If a Notice of Guaranteed Delivery relates to Rights with respect to which exercise of the Basic Subscription Privilege will be made through DTC and such Notice of Guaranteed Delivery also relates to the exercise of the Over-Subscription Privilege or the Conditional Over-Subscription Privilege, a DTC Participant Over-Subscription Exercise Form or a DTC Participant Conditional Over-Subscription Exercise Form and a Nominee Holder Certification Form must also be received by the Subscription Agent in respect of such exercise of the Over-Subscription Privilege and/or the Conditional Over-Subscription Privilege on or prior to the Expiration Date.

9. Substitute Form W-9.

   Each Rights holder who elects to exercise, sell or transfer the Rights through the Subscription Agent should provide the Subscription Agent with a correct Taxpayer Identification Number ("TIN") and, where applicable, certification of such Rights holder's exemption from backup withholding on Substitute Form W-9. Each foreign Rights holder who elects to exercise, sell or transfer the Rights through the Subscription Agent should provide the Subscription Agent with certification of foreign status on Substitute Form W-
8. Copies of Substitute Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number indicated above. Failure to provide the information on the form may subject such holder to 31% federal income tax withholding with respect to (i) dividends that may be paid by the Company on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights) or (ii) funds to be remitted to Rights holders in respect of Rights sold by the Subscription Agent (for those holders electing to have the Subscription Agent sell their Rights for them).

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